Exhibit 10.3

CONSULTING AGREEMENT

THIS AGREEMENT, made, entered into this 29th day of December 2006, by and between Prism Ventures, LLC, a Delaware limited liability company, (hereinafter referred to as "Consultant"), and Callisto Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as "Company").

W I T N E S S E T H:

WHEREAS, Consultant desires to provide such consulting services for the Company as an independent contractor, with the understanding that it shall not be required to devote its full time to the business of the Company and shall be free to pursue other personal and business interests; and

WHEREAS, the Company is desirous of retaining the Consultant for the purpose of corporate planning and financial restructuring.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.             CONSULTING ARRANGEMENT.

                1.1          Contract for Services.  The Company hereby contracts for the services of Consultant, and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Company during the term of this consulting arrangement in connection with the Company's business throughout the United States and world wide ("Consulting Arrangement").

                1.2          Services Rendered by Consultant.  Said consulting services shall include, but not be limited to, re-structuring the balance sheet for the Company, negotiating with creditors, retiring debt, contract negotiation, identify and evaluate merger or acquisition candidates for the Company, assist the Company in the identification, evaluation of such candidates, assist the Company in structuring mergers, consolidations, acquisitions, joint ventures and strategic alliances (hereinafter collectively referred to as “Acquisitions”), providing certain financial public relations services for the Company and other consulting services as the Company deems necessary directed toward strengthening the Company's financial and business position.

                1.3          Prohibited Services.  The services to be rendered by the Consultant to the Company shall under no circumstances include, directly or indirectly, the following: (i) any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934; (ii) any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction; or (iii) any market making or promotional activities regarding or involving the Company’s common stock.

2.             RELATIONSHIP BETWEEN PARTIES.  During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor.    Consultant shall not be considered as having an employee status vis-a-vis the Company, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Company.  The Company shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant and its principals and shareholders will be responsible for the payment of any such taxes and hereby each agree to indemnify the Company against nonpayment thereof.

3.             COMPENSATION FOR THE CONSULTING ARRANGEMENT.

                3.1  Payment for  Consulting Services.  In consideration for  services rendered by the Consultant, the Company shall issue to Consultant or its designees six year warrants to purchase 147,188 shares of its common stock with an exercise price of $0.75 per share .

                3.2          Expenses.  All expenses of the Consultant shall be borne by the Consultant unless otherwise agreed to in writing by the Company.

4.             EFFECTIVE DATE, TERM AND TERMINATION.  This Agreement shall be effective as of December 29, 2006 (the “Effective Date”), and shall continue for a period of six (6) months (the "Consulting Period").  This Agreement may be terminated at any time by the expressed written consent of the parties hereto.

5.             CONFIDENTIALITY COVENANTS.

5.1           Acknowledgments by the Consultant.  The Consultant acknowledges that (a) during the Consulting Period and as a part of his Consulting Arrangement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because the Consultant possesses substantial technical expertise and skill with respect to the Company's business, the Company desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Consultant Inventions and other work product.

5.2           Agreements of the Consultant.  In consideration of the compensation and benefits to be paid or provided to the Consultant by the Company under this Agreement, the Consultant covenants as follows:

(a)           Confidentiality. During and following the Consulting Period for a period of not less than three years, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(i)            Any trade secrets of the Company will be entitled to all of the protections and benefits under New York Statutes and common law and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

 (ii)          None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iii)          The Consultant will not remove from the Company's premises any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Company and the Consultant, all of the

Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant will return to the Company all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)           Consultant Inventions.  Each Consultant Invention will belong exclusively to the Company.  The Consultant acknowledges that all of the Consultant's writing, works of authorship, and other Consultant Inventions or work product, are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Company all of the Consultant's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions.  The Consultant covenants that it will promptly:

(i)            disclose to the Company in writing any Consultant Invention;

(ii)           assign to the Company or to a party designated by the Company, at the Company's request and without additional compensation, all of the Consultant's right to the Consultant Invention for the United States and all foreign jurisdictions;

(iii)          execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv)          sign all other papers necessary to carry out the above obligations; and

(v)           give testimony and render any other assistance in support of the Company's rights to any Consultant Invention.

5.3           Disputes or Controversies.  The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

5.4           Definitions.

(a)           For the purposes of this Section 5, "Confidential Information" shall mean any and all:

(i)            trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, non-public financial or business information, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information;

(ii)           information concerning the business and affairs of the Company, including but not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, and other important corporate information and documents; and

(iii)          notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

(b)           For the purposes of this Section 5, "Consultant Invention" shall mean any idea, analysis, compilation, invention, technique, modification, process, or improvement (whether or not subject to patent, copyright or trademark protection), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultant's Consulting

Arrangement with the Company, that is based upon or uses Confidential Information.

6.             NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	Callisto Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609
New York, New York 10170

If to the Consultant:	Prism Ventures, LLC

7.             BINDING EFFECT.  This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

8.             ENTIRE AGREEMENT.  This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters.  This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

9.             INDEMNIFICATION.  Consultant hereby agrees to hold harmless and indemnify Company from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Company as a result of Consultant's breach of any covenant or agreement made herein or any other action committed by the Consultant in the course of performing his duties hereunder.

10.          SPECIFIC PERFORMANCE.  The Consultant acknowledges that any violation of the restrictive covenants or confidentiality provisions in this agreement would result in damages to the Company that are imminent and irreparable in nature and are further difficult to measure in terms of monetary damages.  It is acknowledged and agreed by Consultant that any breach of these provisions shall constitute irreparable injury to the Company and Consultant consents to the entry of a temporary, preliminary and permanent injunction without need of a bond to prevent any such injury to the Company.

11.          SEVERABILITY.  Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein.  In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

12.          SECTION HEADINGS.  The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

13.          CHOICE OF LAW.  This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  Venue for any action under this Agreement shall rest in the Courts of New York County in the State of New York.

IN WITNESS WHEREOF, Consultant has hereunto put its hand, and the Company has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:	COMPANY:

By:	By:
Name:		Name: Gary S. Jacob
Title: Managing Member		Title: Chief Executive Officer